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                                                                      EXHIBIT 16


     Quotations of each Fund's average annual return for the year ended October 31, 1996 and the period from September 13, 1995 (commencement of investment operations)`D' to October 31, 1996 are calculated pursuant to the following formula:


                                 P(1+T)'pp'n = ERV

P     = a hypothetical initial payment of $1,000
T     = average annual total return
n     = number of periods
ERV   = Ending redeemable value at October 31, 1996 of a hypothetical $1,000 payment made at the beginning of the year

AVERAGE ANNUAL RETURN FOR THE YEAR ENDED OCTOBER 31, 1996

                                                                                     INTERNATIONAL EQUITY
                                                         DEVELOPING MARKETS FUND            FUND
                                                         -----------------------    ---------------------
                                                                        AVERAGE                   AVERAGE
                                                           ENDING       ANNUAL        ENDING      ANNUAL
                                                         REDEEMABLE      TOTAL      REDEEMABLE     TOTAL
                                                           VALUE        RETURN*       VALUE       RETURN*
                                                         ----------    ---------    ----------    -------

Class A...............................................       985         - 1.50 %      1,021        2.12%
Class B...............................................       996          - .43 %      1,035        3.52%


AVERAGE ANNUAL RETURN FOR THE PERIOD FROM SEPTEMBER 13, 1995 (COMMENCEMENT OF INVESTMENT OPERATIONS)`D' TO OCTOBER 31, 1996



                                                                                     INTERNATIONAL EQUITY
                                                         DEVELOPING MARKETS FUND            FUND
                                                         -----------------------    -----------------------
                                                                        AVERAGE                    AVERAGE
                                                           ENDING       ANNUAL        ENDING       ANNUAL
                                                         REDEEMABLE      TOTAL      REDEEMABLE      TOTAL
                                                           VALUE        RETURN*       VALUE        RETURN*
                                                         ----------    ---------    ----------    ---------

Class A...............................................       939         - 5.44 %       978         - 1.91 %
Class B...............................................       956         - 3.86 %       999          - .09 %


------------

* Each Fund's average annual return figures assume all dividends and distributions by such Fund over the relevant time period were reinvested and the maximum sales charge, if any, was imposed. It was then assumed that at the end of these periods, the entire amount was redeemed and the appropriate deferred sales load, if applicable, was deducted. The average annual return was then calculated by calculating the rate required for the initial payment to grow to the amount which would have been received upon redemption (i.e., the average annual rate of return).


`D' While the Equity Funds commenced operations on September 8, 1995, assets were not available for investment until September 13, 1995.




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